March 2, 2001

Board of Directors
Biomasse International Inc.
721 S.E. 17th Street, Suite 200
Fort Lauderdale, Florida 33316

                  Re:      Registration Statement

Gentlemen:

         As counsel for your Company, we have examined your Articles of Incorporation, By-Laws, and such other corporate records, documents and proceedings and such questions of law as we have deemed relevant for the purpose of this opinion.

         We have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form SB-2, covering the registration under the Securities Act of 1933, as amended, of the proposed offer and resale of up to 6,959,222 shares of Common Stock by the holders thereof (the "Common Shares"). Our review has included the exhibits and form of prospectus for the resale of the Common Shares.

         On the basis of such examination, we are of the opinion that:

         1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Florida, with corporate power to conduct the business which it conducts as described in the Registration Statement.

         2. The Common Shares have been duly and validly authorized and issued and are fully paid and non-assessable shares of Common Stock of the Company.

         3. The Common Shares underlying currently outstanding warrants when issued pursuant to the terms of the exercise will be duly and validly authorized, fully paid and non-assessable shares of Common Stock of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/Heller, Horowitz & Feit, P.C.

                                               HELLER, HOROWITZ & FEIT, P.C.

HH&F:rs